Exhibit 99.1

Media Release	Sie Soheili Sie.Soheili@capitalone.com	Investor Relations Danielle Dietz Danielle.Dietz@capitalone.com Media Relations Molly Blakeman Molly.Blakeman@walmart.com

Capital One and Walmart Announce End of Consumer Card Partnership Agreement

Cardholders can continue to use their card and earn and redeem rewards as they do today

MCLEAN, Va. and BENTONVILLE, Ark., May 24. 2024: Capital One Financial Corporation (NYSE: COF) and Walmart Inc. (NYSE: WMT) announced that they have ended the agreement that made Capital One the exclusive issuer of Walmart Consumer Credit Cards. In 2019, Capital One and Walmart introduced the Capital One Walmart Rewards Credit Card Program.

While Capital One and Walmart have ended their card partnership, nothing changes today for cardholders – cardholders can continue to earn and redeem rewards, and previously accrued rewards will retain their value. Until informed otherwise, cardholders can also continue to use their Capital One Walmart Rewards® Card wherever Mastercard is accepted and the Walmart Rewards® Card for purchases at Walmart.

Capital One will retain ownership and servicing of the credit card accounts. Additional information will be provided in the coming months to Walmart credit card holders.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $351.0 billion in deposits and $481.7 billion in total assets as of March 31, 2024. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

Additional information about Capital One can be found at Capital One About, or on LinkedIn at linkedin.com/company/capital-one/.

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

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